                                   SIEMENS AG
                         PURCHASE AND LICENSE AGREEMENT


            This Purchase and License Agreement (the "Agreement") is entered into as of the Effective Date by and between COM21, Inc. ("COM21"), with offices at 750 Tasman Drive, Milpitas, California 95035, USA and Siemens AG, Public Communication Networks Group ("Siemens"), Munich, with offices at Hofmannstrasse 51 D-81359 Munchen, Germany.

            1.    INTRODUCTION

            1.1 COM21 has developed certain cable TV data interfaces with associated firmware and software, all of which are collectively referred to in this Agreement as "Products" and more particularly described in Exhibit A hereto.

            1.2 Siemens wishes to purchase (or license, as applicable) the Products from COM21 and sell, lease or otherwise dispose of the Products through itself and its Subsidiary Companies throughout the world.

            1.3 COM21 shall supply Siemens with Products and associated documentation and shall provide the services subject to the terms and conditions of this Agreement.

            2.    LIST OF EXHIBITS

            The following Exhibits are attached to and incorporated into and made a part of this Agreement

            a)    Description/Specification of Products..............Exhibit A

            b)    Prices and Discounts...............................Exhibit B

            c)    COM21 Support Terms and Conditions.................Exhibit C

            d)    COM21 Warranty and Service Policy..................Exhibit D

            3.    DEFINITIONS

            "Cable Modem Product" means, collectively, the COM21 subscriber-end data over cable modem and enhancements, upgrades and new versions thereof manufactured by or on behalf of COM21 (but not manufactured by Siemens).

            "COM21 Headend Product" means, collectively, the COM21 headend controller unit and enhancements, upgrades and new versions thereof manufactured by or on behalf of COM21 (but not manufactured by Siemens).

            "Confidential Information" means information relating to the business or anticipated business of either party including, but not limited to, trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, works of authorship, derivative works, modifications, product development plans, forecasts, strategies, names and expertise of employees and consultants, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and all other business and technical information. In particular, but without limitation, the Software source code shall be the Confidential Information of COM21.

            "Effective Date" means the last date on which a party has executed this Agreement.

            "End-User" means a cable owner or operator, Multiple Systems Operator, program provider or any holding company or Subsidiary Company thereof or any other person or entity that provides or has plans to provide data or cable services.

            "Epidemic Failure" means an identical fault of 10% of the Products delivered to Siemens hereunder during a thirty-six (36) month period which failed to comply with the warranty set forth in Section 14.1.

            "Products" means collectively the Cable Modem Product, COM21 Headend Product and the Software, as more particularly described in Exhibit A.

            "Software" means, collectively, the COM21 network management applications programs and other software for the COM21 Headend Product and COM21 modem image software and other software for the Cable Modem Product, in object code form, as described in Exhibit A, and enhancements, upgrades and new versions thereof.

            "Subsidiary Company" means any entity which is owned or controlled directly or indirectly by a party hereto as to fifty percent (50%) or more of the issued shares and/or voting rights entitled to vote for the election of directors or other governing authority or otherwise having power to control such entity's general activities, but only for so long as such ownership or control shall continue.

            "Territory" means every country in the world, excluding the Republic of South Korea and the Democratic Peoples' Republic of Korea (North Korea).

            "Update" means a change or addition to the Software ( including, without limitation, modifications and revisions) that correct errors, problems or defects or that provide corrections. An Update is denoted by the third digit of release number. For example, version 2.1.1 would be an Update of version 2.l.

            4.    PRODUCTS



                                       2.

            4.1 Subject to all the terms and conditions of this Agreement, COM21 hereby appoints Siemens for the term of this Agreement as a non-exclusive distributor of the Products only within the Territory. Products may be distributed by Siemens and, if so appointed by Siemens, by its Subsidiary Companies and other third parties which may act as subdistributors of Siemens. The appointment of third parties other than Subsidiary Companies of Siemens as subdistributors shall require COM21's prior written consent. Notwithstanding the foregoing any such Subsidiary Company and third party subdistributor shall be bound in writing to all the restrictions on Siemens contained in this Agreement and Siemens shall ensure in its written contracts with such Subsidiary Companies and third party subdistributors compliance by the Subsidiary Company or third party subdistributor, as the case may be, with such restrictions. In addition, Siemens shall provide in its written contracts with all third party subdistributors of the Products that COM21 is a third party beneficiary of such contract for the purpose of enforcing such restrictions.

                  (i) Siemens shall indemnify and hold COM21 harmless from and against all liabilities, damages, losses, costs and expenses caused by the failure of any Subsidiary Company or third party subdistributor appointed by Siemens to comply with restrictions on Siemens contained in this Agreement. Siemens' obligation of indemnity pursuant to this subparagraph 4.1(i) arising from a third party, subdistributor's failure to comply with such restrictions shall subject to the liability limitations set forth in Section 27 below, provided Siemens (i) promptly notifies COM21 of any such noncompliance of which Siemens becomes aware and (ii) uses its best efforts to mitigate the effect of such non-compliance exercising such rights as Siemens may have available at law or in equity including, without limitation, termination of the third party subdistributor's appointment and ceasing supply of Products to such subdistributor. In the event that Siemens fails to take legal action against a third party subdistributor within thirty (30) days after first becoming aware of such subdistributor's non-compliance with applicable restrictions, COM21 shall may elect, but shall have no obligation, to undertake its own action or proceeding against such third party subdistributor and Siemens shall provide COM21 with reasonable assistance and cooperation in connection with such action or proceeding.

            4.2 Subject to all the terms and conditions of this Agreement, COM21 hereby grants to Siemens the following non-exclusive, sublicensable (to Siemens' Subsidiary Companies and appointed third party subdistributors only) and non-transferable licenses within the Territory:

                  (i) a license to use the Software solely for Siemens' and Siemens' Subsidiary Companies' internal purposes in connection with the installation, commissioning, testing and operation of the Products;

                  (ii) a license to distribute and sublicense the Software to End-Users only for use with the Products; and


                                       3.
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                  (iii) a license to copy, or have copied, Software Updates
provided to Siemens by COM21 for incorporation into the hardware of the Products marketed in accordance with Section 4.1 above.

            4.3 Siemens may distribute the Products only to persons and entities located and taking delivery within the Territory. Siemens acknowledges and understands that COM21 has granted Dacom International and Dacom, Inc. exclusive rights to distribute the Products in the Republic of South Korea and, when distribution becomes legally permissible, in the Democratic Peoples' Republic of Korea (North Korea) (the "Excluded Territory"). Therefore, no distribution of the Products shall be made by Siemens, any Subsidiary Company or other sales outlet to any person or entity where Siemens, such Subsidiary Company or other sales outlet knows or has reason to believe that the ultimate end user of such Product is located within the Excluded Territory. COM21 will notify Siemens if COM21 becomes aware of any distribution of the Products into the Excluded Territory, directly or indirectly, by Siemens or any Subsidiary Company or other sales outlet. Upon receipt of such notification from COM21, Siemens will use its best efforts to retrieve, within thirty (30) days, all shipments of the Products, and terminate all future distribution of the Products, in the Excluded Territory. COM21 shall be entitled to terminate this agreement immediately if Siemens fails to successfully retrieve all such Products.

                  (i) Siemens shall indemnify and hold COM21 harmless from all liabilities, damages, losses, costs and expenses caused by distribution of the Products in the Excluded Territory by a Subsidiary Company or other sales outlet. Siemens' obligation of indemnity pursuant to this subparagraph 4.3(i) arising from distribution of the Products in the Excluded Territory by a third party subdistributor or other sales outlet shall be subject to the liability limitations set forth in Section 27 below, provided Siemens uses its best efforts to terminate such distribution of the Products by exercising such rights as Siemens may have available at law or in equity including, without limitation, termination of the third party subdistributor's appointment and ceasing supply of Products to such subdistributor.

            4.4 In addition to the rights granted under Section 4.2 above, Siemens, its Subsidiary Companies and appointed third party subdistributors shall have the right to entitle End-Users of the Products to transfer the rights under Software sublicenses, subject to Sections 4.6 and 4.8, with a transfer of the Products, provided Siemens and such Subsidiary Companies use commercially best efforts to ensure that such End-User does not retain any copies of the Software that were not separately sublicensed by Siemens, its Subsidiary Companies or appointed third party subdistributors.

            4.5 The Software contains valuable confidential and proprietary information and trade secrets of COM21 and its licensees which have not been published or otherwise placed in the public domain. Siemens shall not authorize nor permit any of its Subsidiary Companies, other sales outlets, licensees or any other third party to disassemble or reverse engineer or decompile the Software or otherwise attempt to learn the source code or the internal structure, sequence or



                                       4.

organization of the Software, algorithms or underlying ideas contained in the Software, except as specifically authorized by applicable compulsory law.

            4.6 As between the parties, COM21 retains and shall exclusively own all title to, and except as expressly and unambiguously licensed herein, all rights (including all patent rights, copyright rights, mask work rights, trade secret rights, contract rights and all other intellectual property and proprietary rights anywhere in the world) and interest in the Software, any other software or firmware contained in the Products and all modifications, improvements and derivative works (by whomever produced) thereof and Documentation (as defined in Section 11); provided, however, COM21 shall have no rights hereunder to any software or computer code developed by or for Siemens using the application programming interfaces contained in the Software.

            4.7 Siemens shall not, without prior written consent of COM21, delete, alter, obscure, modify or fail to reproduce in and on any copy of the Software, the name of such Software and any copyright or other proprietary notices appearing in or on such Software provided by COM21. The same shall apply, subject to Section 11, third paragraph, and Section 17.2 with respect to Documentation and training materials provided by COM21.

            4.8 All sublicenses granted by Siemens shall provide adequate protection for COM21's intellectual property rights in the Software. Siemens shall distribute and sublicense, or permit a transfer of the rights regarding Software under a sublicense, the Software licensed to Siemens hereunder to End-Users under terms and conditions no less protective with regard to such Software as Siemens licenses its own software to End-Users. All copies of the Software are licensed according to Sections 4.2 and 4.4 and not sold.

            5.    TERM OF AGREEMENT

            The initial term of this Agreement shall commence on the Effective Date and continue in effect for a period of (5) five years. This Agreement may be renewed for successive one (1) year renewal terms upon prior written agreement of the parties.

            6.    FORECASTS

            On the Effective Date, and at least every two (2) months thereafter, Siemens shall provide COM21 with a twelve (12)-month forecast in writing of orders for Products to be placed with COM21 for delivery during each of the twelve (12) succeeding months (or such lesser number of months remaining during the term of this Agreement). If any change in the forecast is known by Siemens, Siemens will promptly update the forecast to reflect such change and provide the updated forecasts to COM21. Each such forecast shall represent Siemens' best estimate of its monthly requirements for Products during the period of the forecast but shall be advisory only and shall not be binding on Siemens.



                                       5.

            7.    ORDERING PROCEDURE

            7.1 Siemens shall order Products by issuing written orders ("Orders") to COM21 at the address for COM21 stated in Section 30 below.

            7.2 Orders shall be governed by the terms of this Agreement. Different or additional terms contained in any Order shall be subject to written acceptance by COM21.

            7.3 COM21 shall accept or reject Orders received from Siemens within three (3) business days of receipt of such Order. COM21 shall have no liability to Siemens with respect to any Order which is not accepted by COM21.

            COM21 may reject an Order only to the extent it exceeds the forecasts as per Article 6 by more than thirty (30%), is otherwise not in conformance with the terms and conditions this Agreement or otherwise imposes unreasonable or likely unattainable commercial terms on COM21.

            Acceptance or rejection of an Order must be sent by fax followed by letter to the Siemens department which issues the Order.

            7.4 Siemens shall not submit any Order in an amount less than TWO THOUSAND DOLLARS (US$2,000); provided, however, Siemens shall use its best commercially reasonable efforts to ensure that each Order submitted to COM21 is in an amount of not less than TWENTY THOUSAND DOLLARS (US$20,000).

            8.    PRICES

            8.1 [*]

            Prices are EXW (ExWorks, Incoterms 1990). COM21's shipping dock and include COM21's standard commercial packaging.

            The prices for spare parts shall reflect COM21's manufacturing and/or acquisition costs of the respective parts plus reasonable margins.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
                                       6.

            8.2 COM21 shall have the right, in its sole discretion from time to time, to change such prices within thirty (30) days' prior written notice. In the event of a price decrease, new prices will apply to all shipments made after such notice period. In the event of a price increase, new prices will apply to all Orders accepted by COM21 after the notice period. New increased prices will not apply to Orders placed before the date of the notice and to Orders resulting from quotations made by Siemens or a Subsidiary Company within the one hundred and eighty (180) day period preceding the date of the notice.


            9.    DELIVERY

            9.1 Delivery times ("Delivery Time") for the Products shall be:

            Complete units of Products:   8 weeks
            Spare parts:                  6 weeks

                  after acceptance by COM21 of an Order.

            Delivery Times for repaired or replaced parts of Products shall be fifteen (15) days after receipt by COM21 of faulty parts returned by Siemens.

            9.2 Siemens shall be entitled to place emergency orders for minor quantities one (1) Headend Product and ten (10) units of Cable Modem Product per emergency order by giving notice by fax (with written confirmation sent by mail). For purposes of this Section 9.2, an Emergency Order is an Order placed by Siemens in response to an urgent End User request arising out of extraordinary circumstances. COM21 will use commercially reasonable efforts to ship Products pursuant to an Emergency Order, not to exceed two (2) Emergency Orders per month or twelve (12) Emergency Orders in any consecutive twelve (12) month period, within two (2) days of COM21's acceptance of the Emergency Order.

            9.3 Should circumstances arise that may result in a delayed delivery by COM21, COM21 shall promptly notify Siemens of such circumstances.

            In the event of COM21's delay in delivery of Products beyond the times, set forth above in 9.1, except by reason of Force Majeure, Siemens shall be entitled to a payment in the amount of [*] of the purchase price of the delayed Products for each business day the Products are delayed not to exceed [*] of the total purchase price of such Products.

            In the event the delay exceeds two (2) months, Siemens shall, in addition to the aforestated rights, be entitled to cancel the order wholly or in part without incurring any liability. COM21 shall indemnify and hold harmless Siemens against direct damages resulting from such cancellation, provided Siemens has exercised its best efforts to minimize such direct damages and

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       7.

excluding consequential and incidental damages and damages resulting from procurement of substitute goods or Siemens' negligence or wilful misconduct.

            9.4 Delivery shall be ExWorks (EXW, Incoterms 1990), COM21's shipping dock. Title to the Products (other than Software) and risk of loss shall pass to Siemens upon delivery to the carrier at such shipping dock. Shipping charges shall be paid by Siemens. Insurance coverage on all shipments is the sole responsibility of Siemens.


            10.   DEMONSTRATION COM21 PRODUCTS

            In order to accommodate the deployment of cable modems COM21 provide equipment to Siemens for demonstration, testing and service purposes as follows:

            Munchen World-Wide Support:

            Upon Siemens' request, COM21 will provide demonstration equipment for Siemens Munchen world-wide support as follows:

ITEMS                                 COST (TRANSFER PRICE) TO SIEMENS
-----                                 --------------------------------
10 ComPORTS                           COM21's fully burden manufacturing cost only
2 ComCONTROLLER                       COM21's fully burden manufacturing cost only
2 NMAPS                               No charge for license

            The above prices include upgrade fees to keep the software and hardware at the current and newest technical level.

            Subsidiary Companies:

            Upon Siemens' request, COM21 will provide demonstration equipment for Subsidiary Companies of Siemens as follows:

ITEMS                                  COST (TRANSFER PRICE) TO SIEMENS
-----                                  --------------------------------
10 ComPORTS                            COM21's current price list for demo
                                       equipment and current price list for extended
                                       hardware warrant contracts

ComCONTROLLER                          COM21's current price list for demo
                                       equipment and current price list for extended
                                       hardware warrant contracts

                                       8.

NMAPS                                  No charge for license and upgrade fees

            If one year after purchasing the demonstration system, the Subsidiary Company wins contracts for accumulated more than 2,000 cable modems, COM21 will agree to provide the Subsidiary Company a credit equal to fifty percent of the amount of the demonstration system purchased for the site including software and hardware upgrade maintenance fees paid. Such refund will be done only once per Subsidiary Company. In order to assist Siemens, Munchen World-Wide Support and Siemens Subsidiary Companies in maintaining adequate product support, sales and marketing capabilities for future versions of the Products and new COM21 products, COM21 agrees that all terms and conditions set forth above shall apply also to new Product versions and Product lines that COM21 makes commercially available.

            11.   DOCUMENTATION AND ACCESSORY

            COM21 shall, upon execution of this Agreement, provide Siemens, free of charge, one (1) set of the documentation associated with each of the Products (the "Documentation"). Additional copies of the Documentation will be available for purchase by Siemens.

            All Documentation for a Product shall comply with COM21's most recent technical standards for such Product and shall be updated to include Product modifications. COM21 shall provide Siemens without delay and free of charge one (1) copy of all updates of the Documentation for each Product supplied by COM21 hereunder when COM21 makes such updates generally available to its other resellers. The foregoing obligation shall apply not only during the term of this Agreement but also after its expiry for such time as such Products are used by End-Users or its Subsidiary Companies. In addition, COM21 shall use commercially reasonable efforts during the term of this Agreement to promptly provide Siemens, before the next generally available update without delay and free of charge, information about changes in the Documentation for Products supplied by COM21 hereunder.

            Siemens shall be entitled to copy, modify (as long as the meaning of the content is not changed), translate and use COM21's Documentation, subject to the terms and conditions of this Agreement. Siemens may attach to such Documentation its own copyright notices and supply any copied, modified or translated Documentation to End-Users, Subsidiary Companies and other resellers. Siemens shall make commercially reasonable efforts to promptly provide COM21, free of charge, one (1) copy of any and all such modifications and translations of the Documentation made by or on behalf of Siemens. Where Siemens is entitled to allow sublicensing, it may sublicense the rights set forth in this paragraph to its resellers and sublicensees.

            12.   TERMS OF PAYMENT

            12.1 Payment shall be effected in US dollars and shall be due thirty
(30) days after receipt of COM21's invoice.



                                       9.

            Payment shall not constitute acceptance of the Products by Siemens.

            12.2 In the event that Siemens does not render undisputed payments at the due dates thereof, COM21 shall be entitled to interest on such delayed payments at an interest rate of one percent (1%) per month or, if lower, the maximum rate permitted under applicable law.

            12.3 Siemens will pay all charges pursuant to ExWorks (EXW, Incoterms 1990) including, without limitation, transportation charges and insurance premiums, taxes not relating to Com21's income (subject to Section 13) and all government permit fees, license fees, customs fees and similar fees, duties and other governmental assessments in connection with this Agreement and the performance of COM21's or Siemens' obligations hereunder.

            12.4 COM21 shall not invoice any value-added-tax to Siemens.

            13.  TAXES

            13.1 Except as otherwise provided in Sections 12.3 and 12.4 above the principle shall apply that any party shall bear and pay the taxes, charges and other duties imposed on it.
In particular the following shall apply:

                  (i) Any and all taxes, charges and/or other duties (hereinafter "Taxes") imposed by the laws of the Federal Republic of Germany on COM21 with respect to any payments to be made by Siemens to COM21 under or in connection with this Agreement shall be borne and paid by COM21. If required by the laws of the Federal Republic of Germany, Siemens shall deduct Taxes imposed in Germany on payments to be made by Siemens under or in connection with this Agreement. Taxes imposed by the Federal Republic of Germany on such payments and shall pay over to the proper German tax authorities any and all amounts withheld by Siemens from payments to COM21.

                  (ii) To the extent the Double Taxation Convention between the Federal Republic of Germany and the United States of America allows COM21 to credit Taxes imposed on and paid by COM21 according to the laws of the Federal Republic of Germany against Taxes imposed on and to be paid by COM21 according to the laws of the United States of America, Siemens shall provide to COM21 official tax receipts issued by the German tax authorities or other documentation evidencing the payment by Siemens on behalf of COM21 of Taxes imposed by the Federal Republic of Germany on payments made by Siemens to COM21 under or in connection with this Agreement, the sum total of Taxes reflected on such official tax receipts or other documentation to equal the sum of all amounts withheld by Siemens pursuant to this Section 13.

                  (iii) To the extent the Double Taxation Convention between the Federal Republic of Germany and the United States of America entitles COM21 to claim a reduction of or an exemption from Taxes imposed on and to be paid by COM21 according to the laws of the Federal



                                      10.

Republic of Germany, Siemens shall use all reasonable efforts to support COM21 in obtaining a tax reduction/exemption certificate (or the like) from the German tax authorities if so requested by COM21, to validate such a claim by COM21 for tax reduction of or exemption from Taxes imposed on or to be paid by COM21 according to the laws of the Federal Republic of Germany. As long as Siemens has not received a copy of such tax reduction/exemption certificate, Siemens shall be entitled to deduct the full amount of Taxes from the payments to be made to COM21 and to pay over to the proper German tax authorities the amount required by the laws of the Federal Republic of Germany to be withheld absent any entitlement to a reduction of or exemption from Taxes imposed by the Federal Republic of Germany.


            14.   WARRANTY

            14.1 COM21 warrants only to Siemens that:

                  (i) on the date of delivery, COM21 holds title to the Products free and clear of any security interest, lien or encumbrances and that the hardware portions of the Cable Modem Product and COM21 Headend Product are newly manufactured, contain new parts, comply with the requirements stated in Article 14 below;

                  (ii) for a period of fifteen (15) months from the date of shipment to Siemens of each Modem Product and copy of the Software, and for a period of eighteen (18) months from the date shipment to Siemens, each COM21 Headend Product (the "Warranty Period"), conforms with COM21's published specifications for such Product (attached hereto in Exhibit A), and each Product is free from material defects in design, material and workmanship;

                  (iii) the media provided by COM21 containing the Software is free from physical defects; and

                  (iv) that the Software substantially conforms with COM21's published specifications for the Software, as set forth in Exhibit A and, to the best of COM21's knowledge as of the Effective Date, the Software delivered by COM21 is free from viruses.

            14.2 Siemens may purchase an extended warranty for the Cable Modem Product and the COM21 Headend Product and extended maintenance for the Software as stated in Exhibit D.

            14.3 Siemens shall handle and be responsible for all warranty returns of the Products from its direct and indirect customers. Siemens shall notify COM21 within the Warranty Period of Products obtained from COM21 which do not comply with the above warranty and shall obtain a Return Materials Authorization ("RMA") number from COM21. At the time COM21 issues the RMA number to Siemens, COM21 will notify Siemens of the freight forwarder to be used for shipment back to Siemens of returned and repaired Products. Products returned (by Siemens only)



                                      11.

to COM21 during the Warranty Period (as shown by appropriate documentation) will be repaired or replaced, at COM21's option, and delivered as stated in Exhibit D at no cost to Siemens. Alternatively, Siemens may, at the expense of COM21, replace the Products having failed to conform to the warranty with Products in stock and COM21 shall replenish such stock following COM21's receipt of the defective Products. COM21 will bear the cost of freight and insurance of returned and repaired Products, such freight forwarder to be selected by COM21. All returned Products must be secured by sufficient packaging, which shall conspicuously bear the RMA number Siemens obtains from COM21 prior to return. The Warranty Period for a Product following repair or replacement of such Product shall continue for the longer of ninety (90) days or remainder of the Warranty Period beginning after return shipment of the replaced or repaired Product.

            In the event the failure rate of any delivery lot exceeds ten percent (10%) of the lot and subject to verification by COM21, COM21 shall replace the entire lot free of charge on an Emergency Order Basis.

            If any Software including firmware supplied by COM21 hereunder fails to conform to the warranty in clause (iv) above and such failure is reproducible, COM21 shall correct the Software at no cost to Siemens in accordance with the error correction procedure set out in Exhibit E hereto.

            14.4 After expiration of the Warranty Period, COM21 will repair Products within fifteen (15) business days after COM21's receipt of the defective Product, on a time and materials basis at prices and charges as set forth in Exhibit C and such prices and charges shall not be higher than those provided by COM21 to third parties. COM21 will warrant such out-of-warranty repair of COM21 Products for a period of ninety (90) days from the date of repair, pursuant to the terms of Section 14.5.

            14.5 The warranty set forth in Section 14.1 above does not extend to any Product that (i) is modified or altered, (ii) is not maintained to COM21's maintenance recommendations, (iii) is operated in a manner other than that specified by COM21, (iv) has its serial number removed or altered or (iv) is treated with abuse, negligence or other improper treatment including, without limitation, use outside the recommended environment), Siemens' sole remedy with respect to any warranty or defect is as stated in Section 14.3 above. Siemens is fully responsible for satisfaction of its End-Users and will be responsible for all claims, damages, settlements, expenses and attorneys' fees incurred by COM21 with respect to Siemens' End-Users or their claims beyond COM21's above warranty obligation to Siemens, except for product liability claims arising from a design or manufacturing defect in an unmodified Product for which COM21 shall be responsible.

            14.6 COM21 warrants to Siemens that the Documentation provided to Siemens hereunder is the current version of the Documentation and is complete, technically accurate and that COM21 is entitled to grant the rights under Documentation in accordance with the terms of this Agreement. If Documentation supplied by COM21 hereunder materially fails to conform with this



                                      12.

warranty, COM21 will, as Siemens' sole remedy, correct such Documentation pursuant to the terms set forth in Exhibit E hereto

            14.7 SUBJECT TO THE INDEMNIFICATION SET FORTH IN SECTIONS 18.1 AND
18.2 AND THE WARRANTIES IN THIS SECTION 14, COM21 MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS, THE DOCUMENTATION OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. FURTHER, COM21 DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE PRODUCTS OR DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

            14.8 Siemens' Representations and Warranties. Except as expressly and unambiguously provided herein, Siemens represents, warrants and agrees not to modify, create any derivative work of, or include in any other software or make any copies of the Software or any software or firmware contained in the COM21 Products or copies or any portion thereof.

            15.   TECHNICAL APPROVAL BY AUTHORITIES

            15.1 For the purposes of this Article 15 the "Approval Authorities" shall mean the body or bodies having responsibility for approving the Products for connection to communications networks in any country, except the Excluded Territory.

            15.2 The Products delivered by COM21 shall substantially comply with the requirements of the Approval Authorities in the following countries:

Europe                                   Austria, Belgium, Denmark, France,
                                         Germany, Italy, Netherlands, Portugal,
                                         Spain, Switzerland

Asia                                     Taiwan

North America                            Canada, USA

South America                            Brazil, Chile, Colombia, Venezuela

            On Siemens' request COM21 shall make commercially reasonable efforts to modify the Products to become compliant also with the requirements of the Approval Authorities in other countries identified by Siemens. The details of such modifications (including, without limitation, costs, schedule for completion and scope of the modifications) will be agreed to between the parties on a case by case basis.



                                      13.

            16.   CANCELLATION/POSTPONEMENT OF ORDERS

            16.1 Siemens shall be entitled to cancel Orders wholly or partially at any time by giving written notice to COM21. Except where the cancellation is caused by reasons attributable to COM21 or attributable to Force Majeure, COM21 shall be entitled to the following payments (excluding any further claims whatsoever) in connection with any cancellation of a Purchase Order by Siemens:

                  a) where notice of cancellation is given up to thirty (30) days before the scheduled Delivery Time, the payments will be equivalent to twenty percent (20%) of the value of the part of the Order(s) canceled; and

                  b) where notice of cancellation is given more than thirty (30) days, but less than sixty (60) days, before the scheduled Delivery Time, the Payment will be equivalent to ten percent (10%) of the value of the part of the Order(s) canceled.

            16.2 Siemens may postpone the agreed delivery dates up to ninety
(90) days, at no charge, provided COM21 shall be notified of the postponement in writing more than thirty (30) days before the Schedule Delivery time. However, if an Order is postponed more than ninety (90) days or if it is postponed twice, it will be deemed canceled.

            17.   TECHNICAL TRAINING AND SUPPORT

            17.1 Upon Siemens' request COM21 shall train experts of Siemens, its Subsidiary Companies or End-Users in the installation, testing, commissioning, operation, repairs and maintenance of the Products. Such training will be given for each Product. COM21's trainers shall provide Siemens' trainees with adequate training materials (training documentation and additional used material like CBT or video clips), such materials being part of the Documentation. The details of such training, e.g., date, duration, location, number of trainees, etc. will be agreed upon by the parties on a case by case basis reasonably in advance. In any event the training shall commence not later than four (4) weeks after Siemens' request.

            All reasonable travel, meal and lodging expenses incurred by COM21 in connection with the training shall be borne by Siemens for training that is conducted at Siemens' facilities. Siemens shall pay the fees stated. in Exhibit A for all training exceeding ten (10) Siemens' trainees for each course.

            17.2 COM21 shall provide to Siemens a set of reproducible training materials, in either tangible or electronic form, including such materials as usually utilized by COM21 when instructing its own End Users (e.g., video clips) for a onetime set-up fee of FIVE THOUSAND DOLLARS ($5,000). Such training materials shall be in English and, if available, also in German. Siemens shall be entitled to copy, modify (as long as the meaning of the content is not changed) and



                                      14.

translate such training materials and to affix Siemens' copyright notices, in addition to COM21's copyright notices, to any copy of such materials. Siemens, its Subsidiary Companies and other sales outlets may utilize any copy of COM21's training materials for performing its own training courses for their own End-Users. Siemens shall make commercially reasonable efforts to provide COM21 with one (1) copy of any and all modifications and translations produced by Siemens of the training materials.

            17.3 COM21 shall provide second level support to Siemens of the Products pursuant to the terms and conditions set forth in the COM21 Support Terms and Conditions in Exhibit C hereto. Such support shall be at no expense to Siemens, except that Siemens shall reimburse COM21 for all travel, lodging and meal expenses of COM21 personnel performing on-site support at an End-User's facility.

            17.4 COM21 shall, at Siemens' reasonable request, provide reasonable support for Siemens' and its Subsidiary Companies' sales effort by, for example and not by way of limitation, making presentations to Customers, providing technical information concerning Products, supplying references and giving tours of plant. During the first six (6) months of the Initial term, this support will be provided at no additional cost to Siemens. Thereafter the Parties will agree upon the amount payable by Siemens before the sales support services are provided by Seller.

            18.   PATENT, COPYRIGHTS AND TRADEMARKS

            18.1 Siemens shall inform COM21 in writing without delay if a third party brings a claim regarding the infringement of its protective rights (e.g., patent, trademark, copyright, mask work, trade secret or other similar rights) by any of the Products.

            Siemens shall not concede the validity of, or settle, such a claim from any third party without the prior written consent of COM21. COM21 shall defend, indemnify and hold Siemens and its officers, directors. employees and agents harmless from liability resulting from infringement by the Product of any United States, European Community or Japanese patent or design patent issued as of the first date of delivery to Siemens of the applicable Product or any United States, European Community or Japanese copyright or infringement of any United States or European Community trademark resulting from Siemens' use of the Marks (as defined in Section 21) as permitted hereunder, provided COM21 is promptly notified of any and all threats, claims and proceedings related thereto, given reasonable assistance in connection therewith and has sole control over the defense and all negotiations for a settlement or compromise; COM21 will not be responsible for any settlement it does not approve in writing. The foregoing obligation of COM21 does not apply with respect to any Product or portions or components thereof (i) not supplied by COM21, (ii) made in whole or in part in accordance to Siemens' specifications and where the infringement relates to these specifications, (iii) which is modified after shipment by COM21, (iv) combined with other products, processes or materials not supplied by COM21, where the infringement relates to such combination, (v) where Siemens continues allegedly infringing activity after being



                                      15.

notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (vi) where Siemens' use of the Product is incident to an infringement not resulting primarily from the Product or is not strictly in accordance with the licenses granted hereunder. Siemens will indemnify COM21 and its officers, directors, employees and agents from all damages, settlements, attorneys' fees and expenses related to a claim of infringement excluded from COM21's indemnity obligation by the foregoing sentence.

            18.2 In the event a Product is finally determined by a court of competent jurisdiction to infringe the rights of a third party, COM21 shall be obligated. at its sole option and cost, either:

                  a) to acquire from the third party entitled to dispose of the respective protective rights, the right of use required for the purposes of this Agreement; or

                  b) to replace such infringing Products or parts thereof by non-infringing ones complying with COM21's published specifications for such Product, which Siemens shall accept as full and complete satisfaction (subject to indemnification under Section 18.1) for any claims it might have against COM21 arising from such infringement.

            18.3 COM21's obligation of indemnification under Sections 18.1 and
18.2 with respect to liability from infringement of any third party European Community or Japanese patent, design patent, copyright or trademark shall not exceed the amount in aggregate paid to COM21 by Siemens for sales of the Products in the country in which the infringement occurred during the twelve
(12) month period prior to the date such liability arose. For purposes of this Agreement, a European Community patent, trademark and/or copyright is any such statutory right that is enforceable in the territory of the European Community and/or member states of the European Patent Convention.

            18.4  THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF
NONINFRINGEMENT, WHICH ARE HEREBY DISCLAIMED.

            19.   TERMINATION AND PROVISIONS AFTER TERMINATION

            19.1 This Agreement may by written notice be forthwith terminated by either party having such right as herein provided - and save of any other rights such party may have-upon the occurrence of either one or more of the following events stated below:

                  a) by either party in the event that the other party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within ninety (90) days after filing), or is placed in an insolvency proceeding, or if an order is issued appointing a receiver or trustee or a levy or attachment is made against a substantial



                                      16.

portion of its assets which order shall not be vacated, or set aside within ninety (90) days from date of issuance, or if any assignment for the benefit of its creditors is made;

                  b) by either party in the event that the other has failed in the performance of any material contractual obligation herein contained, provided that such default is not remedied within sixty (60) days after written notice to such party specifying the nature of such default and requiring remedy of the same (except in the event of a breach of Sections 4.5, 14.8 or 20 in which case termination shall be effective immediately upon notice);

                  c) if the other ceases to do business, or otherwise terminates business operations; provided, however, that the acquisition of all or substantially all of a party's stock, assets or business shall not be grounds for termination of this Agreement; or

                  d) If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval for this Agreement or the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days.

            19.2 This Agreement may be terminated by COM21 with respect to a Siemens Subsidiary Company immediately by written notice to Siemens upon the occurrence of any of the following events:

                  a) In the event that the Subsidiary Company voluntarily files a petition in bankruptcy or has such petition involuntarily filed against it (which petition is not discharged within ninety (90) days after filing), or is placed in an insolvency proceeding, or if an order is issued appointing a receiver or trustee or a levy or attachment is made against a substantial portion of its assets which order shall not be vacated, or set aside within ninety (90) days from date of issuance, or if any assignment for the benefit of its predictors is made;

                  b) In the event that the Subsidiary Company has failed in the performance of any material contractual obligation herein contained, provided that such default is not remedied within sixty (60) days after written notice to such party specifying the nature of such default and requiring remedy of the same (except in the event of a breach of Sections 4.5, 14.8 or 20 in which case termination shall be effective immediately upon notice);

                  c) If the Subsidiary Company ceases to do business, or otherwise terminates its business operations; provided, however, that the acquisition of all or substantially all of the Subsidiary Company's stock, assets or business shall not be grounds for termination of this Agreement; or

                  d) If the Subsidiary Company shall fail to promptly secure or renew any license, registration, permit, authorization or approval for this Agreement or the conduct of its



                                      17.

business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days.

            19.3 Except in the event of a termination by COM21 pursuant to
Section 19.1 (a) or (b), COM21 shall continue for a period of six (6) months following termination of this Agreement, to supply to Siemens Products according to the terms of this Agreement to such extent as required by Siemens to fulfill all commitments to End-Users involving the Products which Siemens has undertaken prior to notice of termination of this Agreement, provided that Siemens promptly notifies COM21 in writing of such commitments.

            19.4 For a period of five (5) years after termination of this Agreement, except in the event of a termination by COM21 pursuant to Section 19.1(a) or (b), COM21 shall supply to Siemens, in accordance with the terms and conditions in effect at the time of termination of the Agreement, Products required by Siemens for the expansion of the existing End-User systems in which Products are already used, provided Siemens identifies in writing all End-Users for whom such Products are required. If COM21 wishes to discontinue the manufacture of such Products before the end of said five-year period after termination or expiration of this Agreement, COM21 shall notify Siemens thereof and the parties will mutually agree upon the terms.

            19.5 After termination of this Agreement, except in the event of a termination by COM21 pursuant to Section 19.1(a) or (b), COM21 shall be obliged to supply spare parts to Siemens for a period of seven (7) years after the last delivery by COM21 to Siemens of the Products for which such spare parts are used. Such supply shall be in accordance with the terms and conditions in effect at the time of termination of this Agreement. After such seven (7) year period, the parties shall consult with each other whether or not to continue this obligation, on the terms to be mutually agreed upon by the parties, in consideration of the quantity of remaining Products installed with Siemens' End-Users.

            19.6 Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

            19.7 Except as otherwise provided in Sections 19.2, 19.3 or 19.4, upon any termination of this Agreement by COM21.

                  (i) All licenses granted to Siemens and Siemens Subsidiary Companies hereunder shall immediately terminate, and Siemens shall discontinue all distribution of the Products and use of the Marks; and

                  (ii) Siemens may keep one (1) copy of the Software in object code form to be used solely for support of its installed base of Products as of the date of termination and Siemens shall have a limited license only to the extent necessary for Siemens to support the installed base of Products.



                                      18.

            Except as otherwise provided herein, upon termination of this Agreement, each party shall, within fifteen (15) days of the effective date of any termination, return to the other or destroy all manifestations of the other party's Confidential Information and any and all other materials in such party's possession which had been furnished to it by the other party pursuant to this Agreement, and such party shall warrant in writing to the other within thirty
(30) days after termination or expiration that all such materials have been returned or destroyed.

            19.8 Termination of this Agreement shall not relieve Siemens and COM21 from their obligations to pay any sums accrued and payable hereunder. The parties agree that their respective rights, obligations and duties under Sections 4.5, 4.6, 12, 14.7, 19.6, 19.7, 19.8, 20, and 25 39 as well as any rights, obligations and duties which by their nature extend beyond the termination or expiration of this Agreement shall survive any termination or expiration of this Agreement.

            19.9 Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expenses.

            20.   CONFIDENTIAL INFORMATION

            20.1 Each party (the "Receiving Party") shall, at all times, both during the term of this Agreement and thereafter for a period of five (5) years, keep in confidence as a fiduciary all of the other party's (the "Disclosing Party") Confidential Information received by the Receiving Party irrespective of the medium such information or data is embedded. Such Confidential Information has to be - when disclosed in tangible form - marked as "Confidential" or similar legend by the Disclosing Party before disclosing to the Receiving Party or has to be - when disclosed orally or visually - summarized in writing by the Disclosing Party and said summary will be given to the Receiving Party within thirty (30) days of the subject oral or visual disclosure. In case of disagreement, the Receiving Party must make any objections to the contents of the summary in writing within thirty (80) days of receipt. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement and who have entered into written confidentiality agreements which protect the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party



                                      19.

agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. With regard to the Software, the five (5) year limitation shall not apply. The obligations of confidentiality shall not apply to any information the Receiving Party can document:

                  (i) is or becomes available to the public or to the industry without the fault or negligence of the Receiving Party;

                  (ii) was in the possession of the Receiving Party prior to disclosure by the Disclosing Party;

                  (iii) is subsequently lawfully received from a third party without restriction on further disclosure;

                  (iv) has been independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information by employees or agents who have not had any access to such Confidential Information;

                  (v) is not in writing and marked with a legend indicating the same is proprietary, private or confidential, or if disclosed in non-tangible form, is not summarized in writing and marked "Confidential" or "Proprietary" within thirty (30) days of the Disclosing Party's disclosures; or

                  (vi) is required to be disclosed by any law or regulation, or by the decree of any competent tribunal; provided that the Disclosing Party shall limit its disclosure to the information required to be disclosed and shall use its best efforts to provide the maximum possible notice to the other party prior to such disclosure and assist such party in seeking protection of the information to be disclosed.

            Notwithstanding anything to the contrary, the Software source code and any and all firmware contained in the Products shall be deemed to be COM21's Confidential Information disclosed to Siemens subject to the confidentially restrictions of this Section 20.1.

            20.2 Both parties agree to treat the terms of this Agreement as confidential under paragraph 20.1.

            21.   TRADEMARKS AND TRADE NAMES

            21.1 Siemens recognizes that COM21 is the owner of the trademarks and trade names connoting COM21 which may elect to use in the promotion and sale of the Products and that Siemens has no property rights or interest in or to such trademarks and trade names.



                                      20.

            21.2 COM21 and Siemens agree not to use each other's trademarks, brand name, or logo in any manner, unless otherwise authorized in writing by the other.

            21.3 Depending on the requirements for marketing to a particular customer End-User or in a particular market, Cable Modem Products shall be badged with all or any of the following trademarks, as may be set forth in an
Order:

                  a) COM21; or

                  b) Siemens; or

                  c) Any other trademark or designation mutually agreed upon by the parties.

            Siemens is entitled to use COM21's trademarks (hereinafter referred to as the "Marks") in advertisements, price lists, commercial notices, business correspondence, cartons, packing, sales literature, manuals, displays and signs relating to the Products. In case Siemens uses the marks Siemens will use all commercially reasonable efforts to use the then current Marks used by COM21 for the Products. Siemens will undertake to identify COM21 in written material (e.g., in form of a footnote) as the owner of the Marks and shall obtain COM21's prior written approval of all materials bearing a Mark, which approval will not be unreasonably withheld. COM21 will be deemed to have approved such use if Siemens does not receive notice of disapproval within ten (10) days after COM21's receipt of a request for approval.

            21.4 Siemens acknowledges that the ownership of the Marks is in COM21 and agrees that it will do nothing inconsistent with such ownership by COM21 (including, without limitation, registration of any of the Marks without COM21's prior written consent) and that any use of the Marks by Siemens shall inure to the benefit of COM21.

            21.5 Siemens agrees that this Agreement does not give Siemens any further right, title or interest than stated above to use the Marks and Siemens undertakes - as far as legally permissible - not to attack the validity or title of COM21 to the Marks nor assist anyone from doing so.

            21.6 Siemens shall not use during the lifetime of this Agreement any trademark, product name, logo or other designation colorably imitating or confusingly similar to any of the Marks.

            21.7 Siemens agrees that it will call to the attention of COM21 any use of designations by any third party which Siemens reasonably considers might be an infringement of a Mark. However, COM21 shall have the sole right to decide whether or not proceedings shall be brought against such third parties at COM21's expense. COM21 shall be entitled to any and all amounts awarded in such proceedings. In any event, Siemens agrees to cooperate fully with COM21



                                      21.

to whatever extent necessary to prosecute such action, including, without limitation, submitting proof of use and providing formal declarations with regard to use of the Marks.

            21.8 On the request of Siemens, COM21 and Siemens will mutually discuss and agree upon the filing of any application for trademark protection of the Marks and the responsibility of each party for the costs of such filing. COM21 will furnish Siemens with a complete list of all applications and registrations for the Marks in order to put Siemens into a position to decide whether or not additional trademark protection is required.

            22.   CHANGES TO PRODUCTS AND NEW PRODUCTS

            22.1 COM21 reserves the right to change or modify any Product at any time only to the extent it does not materially adversely affect compliance of such Product with the requirements stated in Article 15 and does not materially adversely affect the form, fitness, functions, safety, reliability, performance and/or maintainability of such Product detailed in the specifications set forth in Exhibit A of this Agreement. If COM21 for whatever reason intends to make technical changes to a Product, COM21 shall use commercially reasonable efforts to notify Siemens at least ninety (90) days in advance, stating in writing the type of changes, the reasons for them and the effects and consequences resulting therefrom.

            All changes in respect of the Product must be substantiated by sufficiently complete documentation commensurate with the nature of the change, e.g., by a field change bulletin relating to engineering, manufacturing or retrofitting.

            22.2 If Siemens, for whatever reason, requests technical changes to a Product, COM21 and Siemens shall negotiate in good faith an agreement to implement such changes. Changes of Products due to End-User fault reports showing Epidemic Failures shall be provided by COM21 free, of charge. In the event of an Epidemic Failure of a Product, COM21 will, within thirty (30) days following COM21's confirmation of the existence of the Epidemic Failure, correct such Epidemic Failure or provide Siemens with a written action plan for correction of such Epidemic Failure.

            22.3 Changes to Products which are necessary due to End-User requirements shall be implemented by COM21 subject to terms and conditions to be mutually agreed upon in writing.

            22.4 Changes to Products affecting their compliance with the requirements stated in Article 15 or their form, fitness, functions, safety, reliability, performance and/or maintainability detailed in the specifications set forth in Exhibit A of this Agreement shall be implemented by COM21 subject to terms and conditions to be mutually agreed upon in writing.

            22.5 Regarding changes as per this Article 22, COM21 shall at its own expense, and upon Siemens' request, submit to Siemens, as a bailee, free of charge a minimum of three (3)



                                      22.

samples of modified Products for testing purposes for a reasonable period of time to be agreed upon by Siemens and COM21. All Products furnished by COM21 to Siemens under this Section 22.5 ("Bailed Property") shall: (i) be clearly marked or tagged as COM21's property; (ii) be and remain personal property and not become a fixture to real property; (iii) be subject to inspection by COM21 at any time; (iv) be used only for testing by Siemens; (v) be kept free of liens and encumbrances; (vi) be kept separate from other materials, tools or property of or held by Siemens; (vii) not be modified in any manner by Siemens; and
(viii) shall be stored in a safe place and environment. In the event Siemens uses the Bailed Property for any purpose other than to conduct testing as specified herein without COM21's prior written consent, Siemens agrees to purchase such Bailed Property at COM21's list price for such Bailed Property. COM21 shall retain all rights, title and interest in and to the Bailed Property, and Siemens agrees to treat and maintain the Bailed Property with at least the same degree of care as Siemens uses with respect to its own valuable equipment. Siemens shall bear all risk of loss or damage to the Bailed Property until it is returned to COM21. After such tests Siemens shall, in its sole discretion, buy or return the Bailed Property to COM21 in good condition, normal wear and tear excepted. The cost of the return shipment shall be borne by COM21 if the change is within the scope of Article 22.1, otherwise the cost of the return shipment shall be borne by Siemens. Siemens waives any illegal or equitable right it may have to withhold the Bailed Property and Siemens agrees to execute all documents or instruments evidencing COM21's ownership of the Bailed Property and as COM21 may from time to time request.

            22.6 If during the term of this Agreement, COM21 intends to introduce a new Product replacing Products or designed or fit to supersede the Products, COM21 shall inform Siemens thereof as soon as possible, but in any event not less than ninety (90) days prior to such introduction, and shall transmit to Siemens the specifications of such new Product. Upon Siemens request COM21 shall provide test samples of new products in accordance with Article 22.5 above. Siemens may request and COM21 shall upon such request substitute the Products with new products at mutually agreed upon prices.

            22.7 COM21 reserves the right to discontinue any Product at any time, provided that COM21 uses its best efforts to provide Siemens twelve (12) months prior notice of discontinuation. Notwithstanding the above, if a compatible Product is not commercially available from COM21, then Siemens may, at its option, (a) elect to manufacture the discontinued Product pursuant to a separate written agreement executed by the parties granting Siemens the right to manufacture the Products or (b) elect to place a final purchase order for any quantity of the discontinued Product to be supplied by COM21 in one or more deliveries.

            23.   SAFETY SPECIFICATIONS/CE-LABEL

            COM21 represents and warrants that the Products conform to applicable EC directives in the current revision:

            89/336/EEC



                                      23.

            73/23/EEC
            91/263/EEC
            93/68/EEC
            92/31/EEC

            COM21 guarantees that the statements in the EC Declaration of Conformity are correct and is responsible to affix the CE Mark pursuant to said directives.

            COM21 shall reimburse Siemens for all expenses approved by COM21 in writing and for all direct damages incurred by Siemens in connection with noncompliance by COM21 with said EC directives including, but not limited to, resulting from mandatory recalls of the Products or other immediately remedial action, provided COM21 is promptly notified in writing of any such non-compliance, COM21 is permitted to assume sole control of correcting such non-compliant Products and Siemens uses its best efforts to mitigate its damages resulting from such noncompliance of the Products.

            COM21 will remain in compliance with the current versions of the European Community directives applicable to the Products, provided Siemens gives COM21 reasonable prior, written notice of any changes to such directives of which Siemens becomes aware, and further provided that COM21 shall have a reasonable amount of time to make modifications to the affected Products in order to comply with any such new or amended directives.

            24.   CENTURY COMPLIANCE

            24.1 When used in this Agreement with initial capital letters., the following terms have the respective meanings given below:

            "Procured System" means the computer software, computer firmware, computer hardware (whether general or special purpose), documentation, data, and other similar or related items of the automated, computerized and software system, or any component part thereof, as originally provided by COM21 to Siemens pursuant to this Agreement, unmodified by any party other than COM21 pursuant hereto.

            "Calendar Related" refers to date values based on the Gregorian calendar as defined in Encyclopaedia Britannica, 15th edition, 1982, page 602, and to all uses of those date values described in the Procured System documentation.

            "Date Data" means any Calendar Related data in the inclusive range January 1, 1900 through December 31, 2050 that the Procured System uses in any manner.



                                      24.

            "System Date" means any Calendar Related date value in the inclusive range from January 1, 1985 through December 31, 2035 (including the transition between such values) that the Procured System will be able to use as its current date while operating.

            "Century Compliant" means that the Procured System satisfies the requirements set forth in Sections 1.2, 1.3, and 1.4 below.

            "Century Non-Compliant" means any failure of the Procured System to be Century Compliant.

            24.2 COM21 represents that Calendar Related processing by the Procured System of the Date Data or of any System Date will not cause the Procured System to cease to operate substantially in accordance with the Procured System documentation.

            24.3 COM21 further represents that all data fields for the Date Data contained in the Procured System are four digit fields capable of indicating century and millennium.

            24.4 COM21 further represents that no change in the System Date (including the change from the year 1999 to the year 2000) will cause the Procured System to cease to operate substantially in accordance with the Procured System documentation.

            24.5 Notwithstanding any provision to the contrary set forth in this Agreement, COM21 makes no representation or warranty that the Procured System shall be Century Compliant when operating in conjunction with any computer software, computer firmware, computer hardware, or any combination of the foregoing supplied by third parties.

            24.6 This Section 1 shall survive the expiration or earlier termination of this Agreement.

            24.7 Century Noncompliance Remedy. In the event that the Procured System is Century Non-Compliant in any material respect, COM21 shall use commercially reasonable efforts to modify or replace the Procured System, or applicable component thereof, to correct the Century Noncompliance. If COM21 is unable, through the use of commercially reasonable efforts, to modify or replace the Procured System to correct the Century Noncompliance, COM21 shall refund to Siemens the license fee paid by Siemens to COM21 hereunder. The remedy set forth in this Section 2.0 shall be Siemens' sole remedy for Century Noncompliance of the Procured System.

            24.8 Noncompliance Notice. In the event COM21 (i) becomes aware of a Century Noncompliance in the Procured System or (ii) begins any significant effort to conform the Procured System to any international, governmental, industrial, or other standard (proposed or adopted) regarding Calendar Related data and/or processing, COM21 shall promptly inform Siemens of same.



                                      25.

COM21 shall respond promptly and in reasonable detail to reasonable inquiries by Siemens with respect to (i) any Century Noncompliance in the Procured System or
(ii) such standards.

            25.   FORCE MAJEURE

            Neither Party to this Agreement shall be held responsible for the performance of any obligations under this Agreement (except payment obligations and obligations under Section 20) provided such performance is hindered or prevented by any circumstances of Force Majeure which are deemed to include war, riot, strike, lockout, flood, earthquake or other natural catastrophes or national or local Government regulations and provided the party frustrated notifies the other party without delay in writing at the beginning and end of any such circumstances. The party frustrated shall use every endeavor to minimize the hindrance or prevention of such fulfillment. Upon the ending of such circumstance, the frustrated party shall without delay resume the fulfillment of its obligations including any obligations, the performance of which was interrupted thereby.

            26.   EXPORTS

            COM21 shall not be obliged to perform deliveries, orders and other obligations under this Agreement if that performance is hindered by the applicable export laws and regulations of the European Community, the United States of America or other countries.

            With respect to those Products which include materials or technology originating from the United States of America, which COM21 will identify in the individual delivery documents, Siemens agrees that it will comply with all restrictions, export laws and regulations of the United States of America, or foreign agency or authority, and not to export, or allow the export or reexport of any Product, Confidential information or any direct product thereof in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Cuba, Libya, North Korea, Iran, Iraq or Rwanda or to any Group D:l or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 774 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

            27.   LIMITED LIABILITY

            EXCEPT AS OTHERWISE PROVIDED BELOW, AND EXCEPT THAT CLAUSES (1) AND
(11) WILL NOT LIMIT SIEMENS' OBLIGATIONS OF INDEMNITY UNDER SECTION 4.1 OR 4.3 (EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 4.1, AND 4.3) OR EITHER PARTY'S OBLIGATIONS UNDER SECTION 18.1 OR 32, AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NO PARTY HERETO WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY AMOUNTS IN EXCESS OF IN THE AGGREGATE OF THE AMOUNTS PAID TO IT (IN THE CASE OF COM21) OR (IN THE



                                      26.

CASE OF SIEMENS) PAID OR OWED BY IT HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE, OR (II) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (III) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. EACH PARTY SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL. THE LIMITATIONS OF THIS SECTION 27 SHALL NOT APPLY TO A PARTY'S (I) BREACH OF
SECTION 20 OR (II) WILFUL ACTIONS OF SIEMENS, ITS SUBSIDIARY COMPANIES OR THIRD PARTY DISTRIBUTORS APPOINTED BY SIEMENS BEYOND THE SCOPE OF ANY OF THE LICENSE GRANTS HEREUNDER OR TO SIEMENS' (III) BREACH OF SECTION 4.5 OR 14.8.

            28.   SUBSTANTIVE LAW

            This Agreement shall be governed by and construed under the laws of the State of New York and the United States of America without regard to conflicts of laws provisions thereof and provisions providing for awards of punitive damages and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

            Except that the parties shall be entitled to seek injunctive or other equitable relief from a court pending arbitration to prevent irreparable harm, any dispute, controversy, or claim arising out of or in relation to this Agreement or at law, or the breach, termination or invalidity thereof shall be finally settled by binding arbitration in accordance with the International Rules of the American Arbitration Association ("AAA"), by three arbitrators, one of which shall be appointed by COM21, of which shall be appointed by Siemens, and one of which shall be appointed by the AAA. The place of arbitration shall be Toronto, Canada and the arbitration proceedings shall be conducted in the English language. The award rendered shall be final and binding upon each party to this Agreement. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

            29.   SEVERABILITY

            If any provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby. COM21 and Siemens shall use reasonable efforts to replace any invalid, illegal or unenforceable provision by a legal, valid and enforceable provision which comes as close as possible to the original intent of the parties,

            30.   NOTICES

            All notices under this Agreement must be in writing and sent by confirmed telex or telecopy with written verification of successful transmission, delivered by a major commercial



                                      27.

international rapid delivery service with tracking capabilities and written verification of receipt, mailed by certified or registered mail, postage prepaid, return receipt requested to a party at the address set forth below, or at such other place of which the other part(ies) has notified in accordance with the provision of this Section 29. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. or German mails.

            If to COM21: COM21, Inc.

                          750 Tasman Drive
                          Milpitas, CA 94043
                          U.S.A.
                          Telecopy:  (408) 953-9299
                          Attention: President

            If to Siemens: Siemens AG

                          ON AN X
                          Hofmannstra(beta)e 51
                          D-81359 Munchen
                          Telecopy:  +49 89 - 722 - 21534
                          Attention:  Lothar Schmid
                                      General Manager Coax Products Subdivision

            With respect to any notices to COM21 pursuant to Section 19 above, Siemens shall send a copy of such notice to:

                          Brobeck, Phleger & Harrison LLP
                          Two Embarcadero Place
                          2200 Geng Road
                          Palo Alto, CA 94303
                          Telecopy:   (415) 496-2885
                          Attention:  Thomas Kellerman, Esq.


            31.   INJUNCTIVE RELIEF

            It is expressly agreed that a material breach of this Agreement (a breach of Section 20 shall be deemed a material breach of this Agreement) by a party would cause irreparable harm to the non-breaching party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the non-breaching party shall be entitled to seek an injunction or other equitable remedies in all legal proceedings without requirement of posting of any bond in the event of any threatened or actual violations of any or all of the provisions hereof.

            32.   RELATIONSHIP OF THE PARTIES



                                      28.

            The parties hereto expressly understand and agree that they are independent contractors in the performance of each and every part of this Agreement, and except as otherwise provided in this Agreement, are solely responsible for all of their employees and agents and their labor costs and expenses arising in connection therewith and are responsible for and will indemnify each other from any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses and liabilities of any type whatsoever that may arise on account of their activities, or those of their employees or agents (including, without limitation, direct and indirect subdistributors) including, without limitation, providing or breaching representations or warranties towards End-Users or failure to protect COM21's ownership interest in the Products). COM21 is in no manner associated with or otherwise connected with the distribution of Products by Siemens under this Agreement, nor with Siemens' employment of other persons or incurring of other expenses. Except as expressly provided herein, COM21 shall have no right to exercise any control whatsoever over the activities or operations of Siemens.

            33.   ASSIGNMENT

            This Agreement and the rights hereunder are not transferable or assignable by Siemens without the prior written consent of COM21. Any attempted assignment, delegation or other transfer, of this Agreement or of any rights or obligations hereunder contrary to this Section 32 shall be a material breach of this Agreement by Siemens, shall be void and shall be of no force or effect.

            34.   SUCCESSORS AND ASSIGNS

            This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

            35.   REMEDIES

            Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

            36.   COUNTERPARTS

            This Agreement may be executed in two or more counterparts, each of which be deemed an original, but all of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto snail be bound until all the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.



                                      29.

            37.   ENTIRE AGREEMENT; MODIFICATIONS

            This Agreement, including any Exhibits and Addenda hereto, constitutes the entire Agreement of the parties and supersedes all prior communications, representations, agreements or understandings, either verbal or written, between the parties with respect to the subject matter hereof. This Agreement may not be altered, modified, amended or otherwise changed except by supplemental written agreement signed by duly authorized officers of both parties. In the event of any conflict between the terms contained in this Agreement and the terms contained in any exhibit hereto, the terms of this Agreement shall prevail.

            38.   WAIVER

            A waiver by either party of any default by the other party shall not be deemed to be a continuing waiver or a waiver of any other default or of any other provision of this Agreement, but shall apply solely to the instance to which the waiver is directed.

            39.   CONSTRUCTION OF AGREEMENT

            This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

            40.   HEADINGS

            The section headings contained herein are for convenience of reference only and shall not be used in interpreting or construing this Agreement.



                                      30.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COM21, INC.                         SIEMENS AG

By:                                 By:
   -----------------------------       -----------------------------------
Name:                               Name:
     ---------------------------         ---------------------------------
Title:                              Title:
      --------------------------          --------------------------------
Date:                               Date:
     ---------------------------         ---------------------------------
                                    By:
                                       -----------------------------------
                                    Name:
                                         ---------------------------------
                                    Title:
                                          --------------------------------
                                    Date:
                                         ---------------------------------



                                      31.

                                   EXHIBIT A

                     DESCRIPTION/SPECIFICATION OF PRODUCTS



                                    A-1.

                                    EXHIBIT B

                       PRICES AND DISCOUNTS AS OF 12/2/97

            This Exhibit will be updated every [*] based upon the [*] stated in section 8.1 of the contract.

COMPORT cable modems transfer price including Siemens discount:

CP1000      [*]
CP1100      [*]

COMCONTROLLER AND SOFTWARE

            The following headend hardware and software products [*] their respective list prices excluding the headend support/spares kit:

CC2100      ComCONTROLLER Ch/Sw/DPS/Tx/Rx/CC/EM (USD)
CC2100A     ComCONTROLLER Ch/Sw/DPS/Tx/Rx/CC/EM (USD)
CC2110      ComCONTROLLER Ch/Sw/DPS/Tx/Rx/CC/EM (Int'l)
CC2110A     ComCONTROLLER Ch/Sw/DPS/Tx/Rx/CC/EM (Int'l)
CC2101      ComCONTROLLER Ch/Sw/DPS/Tx/Rx/CC/EM (USD)
CC2111      ComCONTROLLER Ch/Sw/DPS/Tx/Rx/CC/EM (Int'l)
CC2102      ComCONTROLLER Ch/Sw/DPS/Tx/CC/EM (USD)
CC2112      ComCONTROLLER Ch/Sw/DPS/Tx/CC/EM (Int'l)
CC2120      ComCONTROLLER Expansion Chassis (USD)
CC2121      ComCONTROLLER Expansion Chassis (Int'l)
CC0101      ComCONTROLLER Tx RF Module
CC0100      ComCONTROLLER Transmit Main (US Domestic)
CC0110      ComCONTROLLER Transmit Main (International)
CC0200      comCONTROLLER Receive Card (US Domestic)
CC0210      comCONTROLLER Receive Card (International)
CC0300      ComCONTROLLER CC Card
CC0400      ComCONTROLLER 10BT Card (4K Addresses)
CC0401      ComCONTROLLER 10BT Card (8K Addresses)
CC0500      ComCONTROLLER ATM Switch (spare)
CC0520      ATM switch upgrade for CC2100/CC2110
CC0521      ATM switch upgrade for CC2100A/CC2110A
CC0600      ComCONTROLLER 110V/220V Power Supply (spare)
CC0700      ComCONTROLLER Mini-Chassis Back plane (spare)
CC0800      ComCONTROLLER Mini-Chassis Cabling, Assembly
CC0801      ComCONTROLLER Interconnect Module



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CC0802      ComCONTROLLER ATM switch extender
CC0810      ComCONTROLLER Fan Assembly

CC0811      ComCONTROLLER Face Plate
CC0900      ComCONTROLLER Main Interconnect Module (MIM)
CC0901      ComCONTROLLER Expansion Interconnect Module (EIM)

SOFTWARE

CS3100      NMAPS Software License (US)
CS3000      NMAPS Software License (Int'l)
CS0300      HCX System Software License (US)
CS0310      HCX System Software License (International)
CS3101      NMAPS Lite Software (US)
CS3001      NMAPS Lite Software (Int'l)
CS0101      NMAPS Software License Key for NMAPS Lite
CS0102      NMAPS Network Management Application for NMAPS Lite
CS0103      NMAPS Remote Web Based Management Application
CS0104      HP Openview Entry Level Network Node Manager

NOTE: THE FOLLOWING COM21 SERVICES [*]

TRAINING, SUPPORT, SET PRICES AND WARRANTY PRICES

CX9010      Off Site Support
CX9020      On Site Support
CX9025      System Installation
CX9030      Technical Training (5 days)
CX9031      Technical Training (5 days) for more than 6 people
CX9032      Technical Training at Reseller or End User facility
CX9603      ComCONTROLLER Headend Support/Spares Kit (USD)
CX9604      ComCONTROLLER Headend Support/Spares Kit (Int'l)
CX9100      12 month 24 hours x7 days Service Contract for ComCONTROLLER
CX9200      12 month Extended Maintenance Contract for NMAPS and System Software at
            time of purchase
CX9201      12 month Extended Maintenance Contract for NMAPS Lite and System Software
            at time of purchase
CX9202      12 month Extended Maintenance Contract for NMAPS and System Software
            after time of shipment but before 12 month standard warranty expires
CX9203      12 month Extended Maintenance Contract for NMAPS Lite and System
            Software after time of shipment but before 12 month standard warranty expires
CX9500      ComPORT 24 Month Extended Warranty at time of purchase
CX9550      ComPORT 24 Month Extended Warranty after time of shipment but before standard warranty expires

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    B-2.

CX9510      ComCONTROLLER 24 Month Extended Warranty at time of purchase
CX9560      ComCONTROLLER 24 Month Extended Warranty after time of shipment but before standard warranty expires


DOCUMENTATION AND LITERATURE

CD8100      Technical Publication Set (CD8110, CD8120 and CD8140)
CD8110      Technical Reference Manual
CD8120      Installation, Operation and Maintenance Manual
CD8140      NMAPS Command Reference Manual
CD8141      NMAPS Quick Reference Guide
CD8151      ComPORT Quick Reference Guide
CD8500      Product Overview Brochure
CD8510      ComPORT Data Sheet
CD8520      ComCONTROLLER Data Sheet
CD8530      NMAPS Data Sheet


                                    B-3.

                                  EXHIBIT C

                       COM21 SOFTWARE SUPPORT SERVICES

                             TERMS AND CONDITIONS

            The following terms and conditions relate to and are incorporated into the Agreement. Capitalized terms not defined in Section 1 below have the same meaning as in the Agreement.

1.    DEFINITIONS

      Unless defined otherwise herein, capitalized terms used in these Support Services Terms and Conditions shall have the same meaning as set forth in the Agreement.

      "Critical Error" means the Software crashes or a significant number of End-Users or single-key end-users of the Cable Modem Product are unable to use the Software because of replicatable Errors in the Software, causing significant inconvenience or dissatisfaction to such End-Users or end-users as the case may be.

      "Error" means an error in the Software which significantly degrades the Software's performance or function.

      "Error Correction" means the use of commercially diligent efforts to correct Errors.

      "Fix" means the repair or replacement of object or executable code versions of the Software to remedy an Error.

      "Minor Error" means that a small number of End-Users are experiencing a replicatable Error in the Software that limits some functionality of the Software or that Siemens' technical support personnel, after using commercially diligent efforts to provide a solution, require COM21's assistance.

      "Moderate Error" means End-Users are able to use the Software but a small number of End-Users experience Errors in the Software causing significant inconvenience to those End-Users due to some loss of functionality of the Software.

      "Support Services" means COM21 support services as described in Section 3.

      "Telephone Support" means technical support telephone assistance provided by COM21 to the Technical Support Contact during COM21's normal business hours.

      "Workaround" means a change in the procedures followed or data supplied by Company to avoid an Error without substantially impairing use of Software by End-Users.

2.    COVERAGE

            Subject to the terms hereof, COM21 will provide Support Services to Siemens for the Software.

3.    SUPPORT SERVICES

            Support Services consist of Error Correction as specified in Section 6 hereof provided to the "Technical Support Contact" designated by Siemens as responsible for communications between the parties regarding the Support Services hereunder. Upon detection of any Error, Siemens agrees to provide COM21 a listing of output and any other data, that COM21 may reasonably request in order to reproduce the operating conditions similar to those present when the Error occurred.

4.    FEES AND PAYMENT

            For Support Services after the Initial Term, Siemens shall pay COM21 the applicable Support Services fee as listed in the then-current COM21 price list, Support Services fees will be billed on an annual basis, payable in advance. Siemens shall be responsible for all taxes associated with Support Services other than U.S. taxes based on COM21's net income. Siemens' payment is due within thirty (30) days of receipt of COM21's invoice. In the event Siemens fails to pay COM21 on the due date, then to reinstate or renew Support Services (if allowed by COM21), Siemens must first pay COM21 the annual Support Services fee and the reinstatement charge listed in the then-current COM21 price list.

5.    ERROR CORRECTION

            COM21 shall exercise commercially diligent efforts to correct any Error reported by Siemens in the Software in accordance with the priority level reasonably assigned to such Error by Siemens.

            a) Critical Errors. In the event of a Critical Error, COM21 will respond to Critical Errors by assigning a technician to investigate the Error within four (4) hours from the time Siemens reports the Error to COM21. COM21 will provide Siemens information and a proposal for the correction of such Error no later than twenty-four (24) hours from the time the Error was first reported to COM21. COM21 shall use its commercially reasonable efforts to provide a Workaround or a Fix that solves or reduces the severity of the Error within 48 hours from the time Siemens first reports the Error. In the case where COM21 is to provide a Fix, COM21 will do so ninety percent

(90%) of the time within thirty (30) days following COM21's identification and replication of the Error.

            b) Moderate Errors. In the event of a Moderate Error, COM21 will respond to all Moderate Errors by assigning a technician to investigate such Error within four (4) hours from the time Siemens reports the Error to COM21. COM21 will provide a Workaround within fourteen (14) days or will Fix the Error ninety percent (90%) of the time within ninety (90) days following COM21's identification and replication of the Error.

            c) Minor Errors. In the event of a Minor Error, COM21 will respond to requests for information within eight (8) hours and, if appropriate, use commercially diligent efforts to provide an upgrade of the Software providing a Workaround or a Fix for the Error within one hundred eighty (180) days of Siemens' reporting of such Error.

            If COM21 believes that a problem reported by Siemens may not be due to an Error in the Software, COM21 will so notify Siemens. At that time, Siemens may (1) instruct COM21 to proceed with problem determination at its possible expense as set forth below or (2) instruct COM21 that Siemens does not wish the problem pursued at its possible expense. If Siemens requests that COM21 proceed with problem determination at its possible expense and COM21 determines that the error was not due to an Error in the Software, Siemens shall pay COM21, at COM21's then-current and standard consulting rates, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. Siemens shall not be liable for (i) problem determination or repair to the extent problems are due to Errors in the Software or (ii) work performed under this paragraph in excess of its instructions or (iii) work performed after Siemens has notified COM21 that it no longer wishes work on the problem determination to be continued at its possible expense (such notice shall be deemed given when actually received by COM21). If Siemens instructs COM21 that it does not wish the problem pursued at its possible expense or if such determination requires effort in excess of Siemens' instructions, COM21 may, at its sole discretion, elect not to investigate the error with no liability therefor.

6.    EXCLUSIONS

            COM21 shall have no obligation to support:

            a) Software that has been altered, damaged or modified or Software or any portion thereof has been incorporated with or into other software; or

            b) COM21 software that is not the then current release or any release which has been replaced by the then current release of the same Software; or

            c) Problems in the Software that are caused by Siemens' negligence, abuse or misapplication, misuse or other causes beyond the control of COM21.

                                    C-3.

            COM21 shall have no liability for any changes in hardware (other than the COM21 Headend Product or the Cable Modem Product) which may be necessary to use the Software due to a Workaround.

7.    LIMITATION OF LIABILITY

            COM21's liability for damages from any cause of action whatsoever relating to COM21's agreement to provide Support Services shall be limited to ONE HUNDRED THOUSAND DOLLARS (US$100,000).

8. THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE CONTRACT AND NOT A WARRANTY FOR THE SOFTWARE. THE SOFTWARE AND ALL MATERIALS RELATED TO THE SOFTWARE ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE AGREEMENT. THIS EXHIBIT IS AN ADDITIONAL PART OF THE AGREEMENT AND DOES NOT CHANGE OR SUPERSEDE ANY TERM OF THE AGREEMENT EXCEPT TO THE EXTENT UNAMBIGUOUSLY CONTRARY THERETO.


                                    C-4.

                                    EXHIBIT D

                        COM21 WARRANTY AND SERVICE POLICY

PURPOSE

            This document summarizes the terms and conditions of COM21 Warranty and Service offerings for COM21 hardware and software products supplied to reseller.

HARDWARE WARRANTIES

      STANDARD HARDWARE WARRANTY POLICY

            COM21 warrants that the hardware portion of the ComCONTROLLER and ComPORT products will materially conform to the specifications applicable to such product and will be free from material defects in materials and workmanship under normal and proper use for one (1) year from the date of COM21's shipment. COM21's sole liability under this warranty is, at the option of COM21, to repair or replace a COM21 hardware product that does not conform with the foregoing warranty. This warranty shall not apply any damage or defect arising as a result of neglect, improper installation, alteration, accident, or improper use of a COM21 hardware product. This warranty is specifically in lieu of, and COM21 disclaims, all other warranties, express or implied, including, without limitation, any warranty for merchantability, fitness for a particular purpose and non-infringement. COM21 will not be liable for any incidental or consequential damages or for the cost of substitute goods, services or technology.

            OTHER POLICY TERMS:

      - ComCONTROLLER and ComPORT products are covered for twelve (12) months from date of COM21's shipment at no charge.

      - $50 no trouble found charge for units that are returned, but are determined by COM21 to conform with the warranty.

      - reseller pays shipping charges to COM21; COM21 pays return shipping charges unless no trouble found, then reseller pays return shipping charges unless otherwise agreed to by COM21.

      - COM21 sends the repaired or replaced hardware units to reseller within fifteen (15) working days after COM21's receipt of the defective products covered under warranty unless otherwise agreed to.

      - A COM21 Return Material Authorization number must be obtained from COM21 Technical Support for all warranty and non-warranty repairs prior to return of hardware products.

            POST-WARRANTY HARDWARE EQUIPMENT SUPPORT

            After expiration of the one (1)-year hardware warranty period, COM21 will repair COM21 hardware products on a time and materials basis on the terms and at the prices shown in the "COM21 Services" Section. COM21 will warrant such out-of-warranty repair of COM21 hardware products for a period of ninety (90) days from the date of COM21's shipment to reseller unless otherwise agreed to.

COMPORT EXTENDED WARRANTY

            The ComPORT extended warranty extends standard hardware warranty for ComPORT cable modems and power supply for an additional twenty-four (24) months. The price is [*] modem at time of purchase or [*] purchased before the standard hardware warranty expires. This extended warranty cannot be renewed or further extended.

COMCONTROLLER EXTENDED WARRANTY

            ComCONTROLLER extended warranty can be purchased for any ComCONTROLLER product or sub-system and it extends standard hardware warranty for an additional twenty-four (24) months. The warranty price is [*] of the COM21 list price of theComCONTROLLER product or sub-system, if the warranty is purchased at time of purchase, and is [*] if the warranty is purchased within the twelve (12) month standard hardware warranty period. This extended warranty cannot be renewed or further extended.

ORDER NUMBER AND PRICE OF HARDWARE WARRANTIES:

     Order        Description                                         Price
-----------------------------------------------------------------------------------
CX9500            ComPORT Extended Warranty (Time of                [*]
                  purchase). Not renewable. No discounts are
                  available

CX9550            ComPORT Extended Warranty (Within 12              [*]
                  months). Not renewable. No discounts are
                  available

CX9510            ComCONTROLLER Extended Warranty (Time             [*]
                  of purchase).  Not renewable.  No discounts are
                  available.



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    D-2.

CX9560            ComCONTROLLER Extended Warranty (Within            [*]
                  12 months).  Nonrenewable.  No discounts are
                  available.


SOFTWARE WARRANTY, SUPPORT AND MAINTENANCE CONTRACTS

       COM21'S SOFTWARE WARRANTY

             The warranty period for software media is ninety (90) days. The COM21 software products are provided "as is" without warranty of any kind, including, without limitation, any warranty of merchantability, fitness for a particular purpose and non-infringement. Further, COM21 does not warrant, guarantee, or make any representations regarding the use, or the results of the use, of the licensed COM21 software products in terms of correctness, accuracy, reliability, or that the licensed products are or will be error free unless otherwise agreed to by COM21.

       SOFTWARE SUPPORT POLICY

             COM21 will provide telephone technical support for the current shipping version of the COM21 software and its immediate prior release. For example, if COM21 is shipping NMAPS v2.3, then COM21 would provide telephone support for NMAPS v2.3 and version 2.2. If a customer was still using NMAPS v2.1, COM21 would not provide support except to instruct the customer that it must upgrade to the current shipping version, which in this case would be v2.3, and then COM21 could determine if the customer's problem was resolved by the current shipping release or if error still exists. If the error is not resolved by the current shipping release, then COM21 would then provide technical support to resolve or mitigate the error.

             COM21 will respond to Critical Errors by assigning a technician to investigate the error within four (4) hours from the time customer reports the error to COM21. COM21 will provide customer information and a proposal for the correction of such error no later than twenty-four (24) hours from the time the error was first reported to COM21. COM21 will use commercially reasonable efforts to provide a Workaround within forty-eight (48) hours from the time customer first reports the Error.

             COM21 will use its commercially reasonable efforts to provide Workaround for moderate or minor errors within forty-eight (48) hours from the time customer first reports the error to COM21, patches, i.e., software which corrects or removes a reproducible anomaly or "bug", will not be provided for these types of Errors. COM21 will use commercially reasonable efforts to correct and/or fix moderate or minor errors in the next update or upgrade of COM21 software.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                      D-3.

       SOFTWARE MAINTENANCE CONTRACTS AND UPGRADES*

             Maintenance contracts for COM21 software have a twelve (12)-month term beginning on the date of shipment by Com21, renewable annually.

             COM21 encourages its resellers to purchase software maintenance for the COM21 software. The benefits of annual software maintenance are no-charge upgrades including all new product features to all major releases of the COM21 software and all maintenance releases during the twelve (12) month term of the maintenance contract. If purchased separately, the combined cost of these upgrades and maintenance release will be more than the annual price of software maintenance.

             COM21 encourages its resellers to offer customers the extended software maintenance program with all others of COM21 software. The two examples below illustrate the difference in price for maintenance of the COM21 software with and without the extended software maintenance program in place.

a) If a customer purchases a software maintenance contract at time of purchase of COM21 software. the price will be [*] of the list price of NMAPS and [*] of the list price of the System software (per ComCONTROLLER). Once the customer has purchased maintenance, it must purchase maintenance for all subsequent purchases of software and comCONTROLLER units in order for such software and ComCONTROLLER units to be covered under the maintenance program. For example, if a customer purchases NMAPS, one ComCONTROLLER including the System software and maintenance on 9/l/97, the software is covered until 8/31/98. If the customer purchases a new ComCONTROLLER including System software on 12/1/97, it must purchase the maintenance for the System software. As a result, the NMAPS and System software that was purchased on 9/1/97 will be covered by the maintenance contract until 8/31/98 and the System software purchased on 12/1/97 will be covered by the maintenance contract until 11/30/98. If software maintenance is purchased after the date of purchase of the COM21 software, but within ninety (90) days, then the price is [*] of the list price of the COM21 software for which maintenance is purchased.

b) A customer that does not purchase maintenance will receive maintenance (bug-fix) releases but not any upgrade or new feature of any component of the COM21 ComUNITY Access


-------

*Major Release: A comprehensive software release that has significant new features to provide additional functionality or performance.

                     MAINTENANCE RELEASE: Periodic revisions to major releases which may include performance improvements, support for new hardware, new software features, and/or bug fixes.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    D-4.

     system. For example, an upgrade would be NMAPS or the System software moving from 2.1 to 2.2 or from 2.2 to 2.3. An example of a maintenance release would be moving from version 2.1 to 2.1.1. Under this scenario, if a customer purchased a new upgrade, it would pay [*] of the list price of the upgrade. Although for one upgrade, this price is less than the annual fee for maintenance purchasing two or more upgrades separately per year will cost more than the annual maintenance fee. COM21 is currently planning to release at least upgrades annually, who has purchased NMAPS v2.1 and does not purchase the upgrade to v2.2 charged [*] for the upgrade from v2.1 to v2.3.

ORDER NUMBER AND PRICE FOR SOFTWARE MAINTENANCE PRODUCTS:

  Order Number    Description                                       Price
  ------------    -----------                                       -----
     CX9200       ComUNITY Access Software Maintenance           [*]
                  contract; includes free maintenance
                  upgrades for a year (Time of purchase, per
                  NMAPS and System Software License).
                  Renewable

     CX9201       ComUNITY Access Software Maintenance           [*]
                  contract; includes free maintenance
                  upgrades for a year (Time of purchase, per
                  NMAPS Lite and System Software
                  License). Renewable

     CX9202       ComUNITY Access Software Maintenance           [*]
                  contract; includes free maintenance
                  upgrades for a year (Within 90 days, per
                  NMAPS and System Software License).
                  Renewable

     CX9203       ComUNITY Access Software Maintenance           [*]
                  contract; includes free maintenance
                  upgrades for a year (Within 90 days, per
                  NMAPS Lite and System Software
                  License). Renewable

SERVICE OFFERINGS

       Standard Service Policy

             At no charge, COM21 offers the following support to reseller.

              - (M-F) 7AM to 7PM PST telephone support, after hours message support.

              -      Next business day response.

[*]Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      D-5.

              - On site support requires a customer PO, minimum charge for a service call is [*]



1      Order number, and price for service and service packages

  Order
  Number        Description                                    Price
-----------------------------------------------------------------------------
CX9010          Remote site support; 5 x 12 M-F                 [*]
                Technical Telephone Support (after 12
                month warranty period)
X9020          On site support, [*]                             [*]
                                                                [*]

CS9025          System installation rate, [*]                   [*]
                                                                [*]


Training and Support

COM21 offers the following training and support for its customers:

Order Number      Description                                         Price
-----------------------------------------------------------------------------------
CX9010            Remote site support; 5 x 12 M-F Technical           [*]
                  Telephone Support (after 12 month warranty
                  period)

CX9020            On site support,[*]                                 [*]
                                                                      [*]


CX9025            System installation rate, [*]                       [*]
                                                                      [*]


CX9030            Technical training (5 day train the trainer at      [*]
                  COM21 facility) up to six attendees.


CX9031            Technical training (5 day train the trainer at      [*]
                  COM21 facility) for 7-10 attendees.

CX9032            Technical training at customer facility (plus       [*]
                  travel and living expenses billed at cost).

1 Support Packages


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                      D-6.

Order Number      Description                                      Price
----------------------------------------------------------------------------------
CX9603            North American Headend Support Kit              [*]
                  which includes one TxRF Module, one Tx
                  Main Module (56 bit DES encryption), one
                  Rx Module (56 bit DES encryption), one
                  CC Module, one Ethernet Module, and one
                  Fan Tray Assembly.  It does not include
                  Power Supply Module, or the ATM switch
                  fabric.  For these products to be used as
                  spares, contact COM21 for pricing.

CX9604            International Headend Support Kit which         [*]
                  includes one TxRF Module, one Tx Main Module
                  (40 bit DES encryption), one Rx Module (40 bit
                  DES encryption), one CC Module, one Ethernet
                  Module, and one Fan Tray Assembly. It does not
                  include Power Supply Module, or the ATM switch
                  fabric. For these products to be used as spares,
                  contact COM21 for pricing.


Note, that the North American and International Headend support kit does not include Power Supply Module, or the ATM switch fabric. If customer/resellers want to purchase the Power Supply Module and/or the ATM switch fabric as spares, they need to contact COM21 for pricing.



COM21 ENCOURAGES ITS SALES FORCE TO OFFER CUSTOMERS THE ATM SWITCH FABRIC, AND/OR POWER SUPPLY WITH THE HEADEND SUPPORT KIT. THE DISCOUNT FOR THE ATM SWITCH FABRIC AND/OR POWER SUPPLY IS [*] OFF THEIR RESPECTIVE LIST PRICES.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                             D-7.